Exhibit 8

191 Peachtree Street Atlanta, Georgia 30303-1763 www.kslaw.com

May 19, 2004

Sprint Corporation and

Sprint Capital Corporation

6200 Sprint Parkway

Overland Park, KS 66251

Ladies and Gentlemen:

We have acted as counsel to Sprint Corporation (“Sprint”) and its wholly owned finance subsidiary, Sprint Capital Corporation (“Sprint Capital”), in connection with the filing of a registration statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission containing a prospectus dated May 5, 2004 (the “Prospectus”) as supplemented by a preliminary prospectus supplement dated May 13, 2004 and a final prospectus supplement dated May 19, 2004 (together, the “Prospectus Supplement”) relating to the remarketing (the “Remarketing”) of $939,925,000 aggregate principal amount of 6.00% notes due August 17, 2006 (the “Notes”) issued by Sprint Capital in connection with the offering of 69,000,000 equity units by Sprint and Sprint Capital on August 10, 2001. You have requested our opinion regarding the accuracy of the discussion included in the Prospectus Supplement under the caption “Material United States Federal Income Tax Consequences.”

In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate. Specifically, we have examined, among other documents, (i) the Purchase Contract Agreement dated August 10, 2001 between Sprint and JP Morgan Institutional Trust Services (successor in interest to Bank One, National Association) (the “Purchase Contract Agent”), (ii) the Pledge Agreement dated August 10, 2001 by and among Sprint, JP Morgan Institutional Trust Services (successor in interest to Bank One, National Association) as Collateral Agent and Purchase Contract Agent, (iii) the Remarketing Agreement dated May 14, 2004 among Sprint, Sprint Capital, JP Morgan Institutional Trust Services (successor in interest to Bank One, National Association) as Purchase Contract Agent and attorney-in-fact for the holders of the Purchase Contracts (as defined in the Purchase Contract Agreement), J.P. Morgan

ATLANTA • HOUSTON • LONDON • NEW YORK • WASHINGTON, D.C.

Sprint Corporation and

Sprint Capital Corporation

May 19, 2004

Securities Inc. (“JP Morgan”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), (iv) the Supplemental Remarketing Agreement dated May 19, 2004 among Sprint, Sprint Capital, JP Morgan, Merrill Lynch, ABN AMRO Incorporated, Deutsche Bank Securities Inc., UBS Securities LLC, Wachovia Capital Markets, LLC and JP Morgan Institutional Trust Services (successor in interest to Bank One, National Association) as Purchase Contract Agent and attorney-in-fact for the holders of the Purchase Contracts (as defined in the Purchase Contract Agreement), (v) the Indenture entered into by and among Sprint, Sprint Capital and J.P. Morgan Trust Company, National Association (successor in interest to Bank One, N.A.), as trustee, dated October 1, 1998, as supplemented by a first supplemental indenture dated as of January 15, 1999, and a second supplemental indenture dated as of October 15, 2001, (vi) the form of resolutions of the Pricing Committees of Sprint and Sprint Capital relating to the Remarketing, (vii) the Registration Statement, (viii) the Prospectus Supplement, (ix) the Prospectus and (x) all pertinent attachments and exhibits to all of the foregoing (collectively, the “Transaction Documents”).

In our examination of the Transaction Documents and in our reliance upon them in rendering our opinion, we have assumed, with your consent, that all Transaction Documents submitted to us have been, or will be, duly executed and validly signed (or filed, where applicable) to the extent required in substantially the same form as they have been provided to us; that each executed Transaction Document constitutes the legal, valid, binding, and enforceable agreement of the signatory parties; that all representations and statements set forth in the Transaction Documents are true, accurate, and complete in all material respects; and that all obligations imposed on, or covenants agreed to by, the parties pursuant to any of the Transaction Documents have been, or will be, performed or satisfied in accordance with their terms in all material respects.

Based on the foregoing, it is our opinion that the discussion contained in the Prospectus Supplement under the caption “Material United States Federal Income Tax Consequences” constitutes an accurate summary of the material United States federal income tax consequences, under current law, of the purchase, ownership and disposition of the Notes acquired in connection with the Remarketing.

The opinion expressed herein is based upon existing statutory, regulatory, administrative, and judicial authority in effect as of the date of this letter, any of which may be changed at any time with retroactive effect. Our opinion cannot be relied upon if any of the material facts contained in any of the Transaction Documents is, or later becomes, materially inaccurate. Our opinion represents our legal judgment, has no official status of any kind, and is not binding upon the Internal Revenue Service or any court.

Finally, our opinion is limited to the tax matters specifically addressed herein. We have not been asked to address herein, nor have we addressed herein, any other tax consequences of the Remarketing, including, but not limited to, any state, local, or foreign tax consequences.

Sprint Corporation and

Sprint Capital Corporation

May 19, 2004

This letter is furnished by us as counsel to Sprint and Sprint Capital solely in connection with the Remarketing and is for the benefit of Sprint and Sprint Capital and may not be relied upon for any other purpose without our express written consent. We hereby consent, however, to the filing of this letter as an exhibit to a Current Report on Form 8-K, its incorporation by reference into the Registration Statement and to the reference of our name under the caption “Material United States Federal Income Tax Consequences” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or rules and regulations promulgated thereunder.

Very truly yours,

/S/ KING & SPALDING LLP